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                                                       EXHIBIT 99.(h)(vi)


                                        FORM OF
                           EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 30th day of December 2004 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Municipal Income Trust (the "Municipal Trust") with respect to the Lord Abbett High Yield Municipal Bond Fund (the "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses, if and to the extent that Total Operating
         Expenses exceed or would otherwise exceed an annual rate of (a) twenty five basis points (.25%) for Class A shares of the Fund (b) one hundred basis points (1.00%) for class B shares of the Fund (c) one hundred basis points (1.00%) for class C shares of the Fund and
         (d) forty five basis points (.45%) for class P shares of the Fund of the average daily net assets in the Fund for the time period set forth below.

     2. Lord Abbett's commitment described in paragraph 1 will be effective from December 30, 2004 through September 30, 2005.

     IN WITNESS WHEREOF, Lord Abbett and the Municipal Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, and the Municipal Trust has affixed its corporate seal hereto, all on the day and year first above written.

                                          LORD ABBETT MUNICIPAL INCOME TRUST



                                          By:
                                             -----------------------------
                                                 Robert S. Dow
                                                 Chairman of the Board

                                          LORD, ABBETT & CO. LLC



                                          By:
                                             ------------------------------
                                                 Paul A. Hilstad
                                                 Member and General Counsel